EXHIBIT 99.1

P. O. Box 270 Hartford, CT 06141-0270 56 Prospect Street Hartford, CT 06103 (860)-665-5000 www.nu.com

News Release

CONTACT:

Jeffrey R. Kotkin

OFFICE:

(860) 728-4650

NU REPORTS SECOND QUARTER RESULTS

BOSTON, Massachusetts and HARTFORD, Connecticut, July 30, 2012 – Northeast Utilities (NYSE: NU) today reported earnings of $44.3 million, or $0.15 per share, in the second quarter of 2012, compared with earnings of $77.3 million, or $0.44 per share, in the second quarter of 2011.  Second quarter 2012 results included approximately $91.5 million, or $0.30 per share, of after-tax charges related to the April 10, 2012 closing of the merger between NU and NSTAR and various related regulatory settlements.  Excluding those charges, NU earned $135.8 million, or $0.45 per share1, in the second quarter of 2012.  NSTAR’s results are included in NU’s second quarter 2012 results, but not in NU’s first quarter 2012 results.

In the first six months of 2012, NU earned $143.6 million, or $0.60 per share, compared with earnings of $191.4 million, or $1.08 per share, in the first half of 2011.  Excluding merger and related settlement costs of $92.6 million, or $0.38 per share, NU earned $236.2 million, or $0.98 per share, in the first half of 2012.

Thomas J. May, NU president and chief executive officer, said he was extremely pleased with the integration work NU has undertaken since the merger was completed in April.  “We continue to be highly confident that our merger will provide significant benefits to both the customers and communities we serve throughout Connecticut, Massachusetts and New Hampshire, as well as to investors.  In fact, customers in Massachusetts and Connecticut have already realized $46 million of benefits from the merger in the form of rate credits in their bills in the second quarter,” May said.

May noted that NU’s second-quarter 2012 results before merger and related settlement costs were in line with the company’s expectations.  He added that NU’s ongoing investment in needed transmission infrastructure will continue to bring significant benefits to customers of the region.

Electric Transmission

NU’s transmission segment earned $63.7 million in the second quarter of 2012 and $110 million in the first half of 2012, compared with $42.2 million in the second quarter of 2011 and $86.9 million in the first half of 2011.  The increase in year-to-date earnings primarily reflects continued investment in NU’s transmission system, as well as the addition of NSTAR Electric Company transmission results in the second quarter of 2012.

Electric Distribution and Generation

NU’s electric distribution and generation segment earned $70.5 million in the second quarter of 2012 and $112.5 million in the first half of 2012, compared with $39.1 million in the second quarter of 2011 and $94.8 million in the first half of 2011.  Those 2012 results exclude $50.8 million of second-quarter after-tax charges relating to the merger and related settlement agreements.  Those charges include a total of $43 million of rate credits provided to customers of The Connecticut Light and Power Company (CL&P), NSTAR Electric, and Western Massachusetts Electric Company (WMECO), as well as $40 million of reduced storm cost recovery from CL&P customers as a result of the Connecticut settlement agreement.

The distribution and generation segment benefited in the second quarter and first half of 2012 from control of operating expenses that was offset by higher costs related to pension and health care benefits and higher depreciation and property taxes.

Excluding $38.4 million of after-tax merger settlement-related charges, which reflect $25 million of customer rate credits and the $40 million write-down of 2011 storm costs, CL&P’s distribution segment earned $10.5 million in the second quarter of 2012 and $31.3 million in the first half of 2012, compared with $19.1 million in the second quarter of 2011 and $47.6 million in the first half of 2011.  Lower second quarter and first half 2012 results were due primarily to a weather-driven 3.8 percent reduction in retail electric sales in the first half of 2012 and higher pension, tree trimming and system maintenance costs.

Excluding $15 million of customer rate credits, which contributed to a $10.6 million after-tax charge, NSTAR Electric’s distribution segment earned $42 million in the second quarter of 2012.

Public Service Company of New Hampshire’s (PSNH) distribution and generation segment earned $14.8 million in the second quarter of 2012 and $29.9 million in the first half of 2012, compared with $16 million in the second quarter of 2011 and $37.5 million in the first half of 2011.  Lower 2012 results were due in part to a 1.9 percent reduction in electric sales in the first half of 2012, compared with the first half of 2011, as well as higher depreciation, property tax, pension and health care costs.

Excluding $3 million of merger settlement-related customer rate credits, which resulted in a $1.8 million after-tax charge, WMECO’s distribution segment earned $3.2 million in the second quarter of 2012 and $9.3 million in the first half of 2012, compared with $4 million in the second quarter of 2011 and $9.7 million in the first half of 2011.  Lower second quarter and first half 2012 results were due in part to higher depreciation, interest and tree trimming expense.

Natural Gas Distribution

Excluding $3 million of merger-related customer rate credits, which contributed to a $2 million after-tax charge, NSTAR Gas Company earned $0.1 million in the second quarter of 2012.

Yankee Gas Services Company lost $0.1 million in the second quarter of 2012 and earned $14.6 million in the first half of 2012, compared with earnings of $1.2 million in the second quarter of 2011 and $23.7 million in the first half of 2011.  Yankee Gas’ second quarter 2012 results reflect a 5 percent decline in second-quarter firm natural gas sales due primarily to warmer weather in April and May of 2012, compared with the same period of 2011, which reduced customer space heating demand.

NU parent and other businesses

Excluding $38.6 million of after-tax merger-related expenses, NU parent and unregulated businesses had net earnings of $1.6 million in the second quarter of 2012, an improvement of $5.6 million compared with after-tax expenses of $4 million in the second quarter of 2011.  The improvement was driven by a number of factors, including the addition of earnings from NSTAR Communications and lower interest expense.  The following table reconciles 2012 and 2011 second-quarter and first six months earnings per share.

		Second Quarter	First Six Months
2011	Reported EPS	$0.44	$1.08
	NSTAR earnings in 2012	$0.19	$0.23
	Higher transmission earnings in 2012	$0.05	$0.05
	Lower electric sales in 2012	($0.01)	($0.04)
	Lower firm natural gas sales in 2012	--	($0.04)
	Higher O&M, including untracked pension and health care costs in 2012	($0.02)	($0.01)
	Other, including higher interest costs	($0.01)	($0.02)
	Higher outstanding common shares	($0.19)	($0.26)
	2012 EPS before merger-related settlements and other merger-related charges	$0.45	$0.98
	Customer rate credits	($0.10)	($0.12)
	Reduction of storm cost recovery from customers	($0.08)	($0.10)
	Funding of Connecticut energy initiatives	($0.03)	($0.04)
	Other merger-related costs	($0.09)	($0.12)
	Total merger-related settlements and other merger-related charges	($0.30)	($0.38)
2012	Reported EPS	$0.15	$0.60

Financial results for the second quarter and first half of 2012 and 2011 are noted below:

Three months ended:

(in millions, except EPS)	June 30, 2012	June 30, 2011	Increase/ (Decrease)	2012 EPS[1]
CL&P Distribution, ex. rate credits, storm cost write-down	$10.5	$19.1	($8.6)	$0.04
NSTAR Electric Distribution, ex. rate credits	$42.0	N/A	N/A	$0.13
PSNH Distribution/Generation	$14.8	$16.0	($1.2)	$0.05
WMECO Distribution/Generation, ex. rate credits	$3.2	$4.0	($0.8)	$0.01
Total—Electric Distribution/ Generation, ex. rate credits, storm cost write-down	$70.5	$39.1	$31.4	$0.23
NSTAR Gas, ex. rate credits	$0.1	N/A	N/A	$0.00
Yankee Gas	($0.1)	$1.2	($1.3)	$0.00
Total—Natural Gas Distribution, ex. rate credits	$0.0	$1.2	($1.2)	$0.00
CL&P Transmission	$33.5	$32.2	$1.3	$0.11
NSTAR Electric Transmission	$13.6	N/A	N/A	$0.05
PSNH Transmission	$6.5	$5.6	$0.9	$0.02
WMECO Transmission	$9.7	$4.2	$5.5	$0.03
NU Transmission Ventures	$0.4	$0.2	$0.2	$0.00
Total—Transmission	$63.7	$42.2	$21.5	$0.21
NU Parent and Other Companies, ex. merger, settlement expenses	$1.6	($4.0)	$5.6	$0.01
Earnings, ex. merger impacts	$135.8	$78.5	$57.3	$0.45
Merger, settlement impacts	($91.5)	($1.2)	($90.3)	($0.30)
Reported Earnings	$44.3	$77.3	($33.0)	$0.15

Six months ended:

(in millions, except EPS)	June 30, 2012	June 30, 2011	Increase/ (Decrease)	2012 EPS[1]
CL&P Distribution, ex. rate credits, storm cost write-down	$31.3	$47.6	($16.3)	$0.13
NSTAR Electric Distribution, ex. rate credits	$42.0	N/A	N/A	$0.17
PSNH Distribution/Generation	$29.9	$37.5	($7.6)	$0.13
WMECO Distribution/Generation, ex. rate credits	$9.3	$9.7	($0.4)	$0.04
Total—Electric Distribution/ Generation, ex. rate credits, storm cost write-down	$112.5	$94.8	$17.7	$0.47
NSTAR Gas, ex. rate credits	$0.1	N/A	N/A	$0.00
Yankee Gas	$14.6	$23.7	($9.1)	$0.06
Total—Natural Gas Distribution, ex. rate credits	$14.7	$23.7	($9.0)	$0.06
CL&P Transmission	$65.3	$66.6	($1.3)	$0.27
NSTAR Electric Transmission	$13.6	N/A	N/A	$0.06
PSNH Transmission	$12.6	$11.6	$1.0	$0.05
WMECO Transmission	$17.8	$8.4	$9.4	$0.07
NU Transmission Ventures	$0.7	$0.3	$0.4	$0.00
Total—Transmission	$110.0	$86.9	$23.1	$0.45
NU Parent and Other Companies, ex. merger settlement, expenses	($1.0)	($4.5)	$3.5	$0.00
Earnings, ex. merger impacts	$236.2	$200.9	$35.3	$0.98
Merger, settlement impacts	($92.6)	($9.5)	($83.1)	($0.38)
Reported Earnings	$143.6	$191.4	($47.8)	$0.60

Retail sales data:

Gwh for three months ended	June 30, 2012	June 30, 2011	% Change Actual	% Change Weather Norm.
CL&P	5,181	5,250	(1.3%)	(2.4%)
NSTAR Electric*	4,964	5,029	(1.3%)	(1.6%)
PSNH	1,824	1,849	(1.3%)	(1.8%)
WMECO	870	871	(0.1%)	(1.0%)
Total*	12,835	12,995	(1.2%)	(1.9%)

Gwh for six months ended
CL&P	10,608	11,026	(3.8%)	(1.2%)
NSTAR Electric*	10,054	10,382	(3.2%)	(1.2%)
PSNH	3,761	3,833	(1.9%)	(0.6%)
WMECO	1,781	1,819	(2.1%)	(0.5%)
Total*	26,197	27,053	(3.2%)	(1.0%)

Firm volumes in mmcf for three months ended
NSTAR Gas*	6,834	7,272	(6.0%)	1.2%
Yankee Gas	8,053	8,480	(5.0%)	(1.8%)
Total*	14,887	15,752	(5.5%)	(0.4%)

Firm volumes in mmcf for six months ended
NSTAR Gas*	24,467	28,856	(15.2%)	4.0%
Yankee Gas	24,872	27,864	(10.7%)	2.9%
Total*	49,339	56,720	(13.0%)	3.5%

* Prior year sales data for NSTAR Electric and NSTAR Gas are included for illustrative purposes.

NU has approximately 314 million common shares outstanding.  It operates New England’s largest energy delivery system, serving approximately 3.5 million customers in Connecticut, Massachusetts and New Hampshire.

1 All per share amounts in this news release are reported on a diluted basis.  The only common equity securities that are publicly traded are common shares of NU parent.  The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities allocated to such business, but rather represent a direct interest in NU's assets and liabilities as a whole.  EPS by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to controlling interests of each business by the weighted average diluted NU parent common shares outstanding for the period.  In addition, the second quarter and first half 2012 earnings and EPS excluding certain charges related to the April 10, 2012 closing of the merger between NU and NSTAR are non-GAAP financial measures.  Management uses these non-GAAP financial measures to evaluate earnings results and to provide details of earnings results and guidance by business and to more fully compare and explain our second quarter and first half 2012 and 2011 results without including the impact of the non-recurring merger-related costs.  Management believes that this measurement is useful to investors to evaluate the actual and projected financial performance and contribution of NU’s businesses.  Non-GAAP financial measures should not be considered as alternatives to NU consolidated net income attributable to controlling interests or EPS determined in accordance with GAAP as indicators of NU’s operating performance.

This news release includes statements concerning NU’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements through the use of words or phrases such as “estimate, “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could,” and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, actions or inaction of local, state and federal regulatory and taxing bodies; changes in business and economic conditions, including their impact on interest rates, bad debt expense and demand for NU’s products and services; changes in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; disruptions in the capital markets or other events that make NU’s access to necessary capital more difficult or costly; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; fluctuations in the value of our remaining competitive contracts; actions of rating agencies; the outcome of our merger with NSTAR; and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU’s and NSTAR’s reports filed with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made, and NU undertakes no obligation to update the information contained in any forward-looking statements to reflect developments or circumstances occurring after the statement is made or to reflect the occurrence of unanticipated events.

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Note: NU will webcast a discussion concerning its second quarter 2012 results tomorrow, July 31, 2012, at 9 a.m. Eastern Daylight Time. The webcast can be accessed through NU’s website at www.nu.com.